Exhibit 99

Titan Tire Announces Completion of Denman Tire Machinery and Equipment Purchase

QUINCY, Ill. - July 21, 2010 - On Wednesday, July 21, 2010, Titan Tire Corporation, a subsidiary of Titan International Inc., closed on the Denman Tire machinery and equipment purchase that was previously approved by the United States Bankruptcy Court for the Northern District in Ohio. The machinery and equipment, including other inventory items, was purchased for $3 million U.S. Dollars. The purchase did not include any land or buildings.
“Today’s machinery and equipment purchase for $3 million, along with the previous acquisition of the Denman name, tire specifications, patents, molds and other items for $4.4 million in June 2010, for a total of $7.4 million, is a good deal for Titan,” said Chairman and CEO Maurice M. Taylor Jr. “We expect to get our investment back in a short period of time.”
Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Courtney Leeser
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(217) 221-4489